UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2012

Medtronic, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota		55432
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (763) 514-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2012, the Board of Directors of Medtronic, Inc. (the “Company”) elected Preetha Reddy a director of the Company, effective September 21, 2012. Ms. Reddy will stand for election by shareholders at the Company’s 2013 Annual Meeting of Shareholders. Ms. Reddy was appointed to the Finance Committee and the Quality and Technology Committee of the Board of Directors. A press release announcing her appointment was issued on September 21, 2012 and is attached hereto as Exhibit 99.1.

In connection with her election to the Board, Ms. Reddy will receive the Company’s standard non-employee director compensation (which shall be provided on a prorated basis for the period beginning with her effective start date and ending with the Company’s fiscal year end), including:

•        an annual cash retainer (paid in two installments – in the middle and at the end of the fiscal year) in the amount of $80,000 (subject to a 25% reduction if a director does not attend at least 75% of the total meetings of the Board and Committees on which such director served during the relevant fiscal year); and

•        on the first business day of each fiscal year, annual deferred stock units (each representing the right to receive one share of the Company’s common stock) equal to $140,000 (subject to a 25% reduction if a director does not attend at least 75% of the total meetings of the Board and Committees on which such director served during the relevant fiscal year) divided by the fair market value of a share of our common stock on the date of grant.

Since the beginning of Medtronic’s last fiscal year, neither Ms. Reddy nor any of her immediate family has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Item 9.01. Exhibits.

(d)	Exhibit 99.1	Press release of Medtronic, Inc. dated September 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.

	By	/s/ D. Cameron Findlay

Date: September 21, 2012		D. Cameron Findlay
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Medtronic, Inc.

Form 8-K Current Report

Exhibit Number	Description

99.1	Press release dated September 21, 2012